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                                                                    Exhibit 99.1

NEW YORK, N.Y., June 9, 2003--Alleghany Corporation (NYSE: Y) announced today it has entered into a definitive agreement to acquire Royal Specialty Underwriting, Inc. ("RSUI"), the Atlanta, Georgia-based excess and surplus underwriting subsidiary of Royal & Sun Alliance Insurance Group plc. Effective July 1, 2003, Alleghany, through its wholly-owned subsidiary, Alleghany Insurance Holdings LLC, will acquire RSUI, renewal rights to the ongoing business underwritten by RSUI and the related unearned premium reserve portfolio for $115.0 million. Alleghany is not acquiring any loss reserves of RSUI as part of the transaction. To support future business to be underwritten by RSUI, Alleghany will capitalize newly acquired insurance subsidiaries at approximately $500.0 million. The transaction is expected to close in July 2003.

     John J. Burns, Jr., President and chief executive officer of Alleghany, said, "Our agreement to acquire RSUI marks an important milestone in Alleghany's ongoing program to redeploy its liquid assets into well-managed operating businesses. RSUI has achieved a record of strong profitability and high returns on capital while building one of the leading specialty insurance franchises. We look forward to welcoming RSUI and its fine management to the Alleghany family of companies."

     RSUI underwrites specialty coverages for the operating affiliates of its ultimate parent, Royal & Sun Alliance Insurance Group plc, through wholesale brokers and producers. RSUI underwritten business ranks in the top 11 excess & surplus underwriters based on 2001 net premiums written and has consistently generated underwriting profits since its inception in 1988. Premiums related to RSUI underwritten business are evenly split between the admitted and non-admitted insurance markets, with approximately 68.0% of total premiums written for specialty property coverages. For the year-ended December 31, 2002, RSUI underwritten business had generated net written premiums of $515.0 million, and for the first quarter of 2003, net written premiums of $162.0 million.

     James Dixon, Chairman of RSUI, stated "Alleghany's investment will assure the marketplace of RSUI's long-term stability and permit RSUI to continue its established record of growth and profitability. We welcome the prospect of becoming one of Alleghany's outstanding operating units and look forward to a long and rewarding relationship."

     Management and the approximately 280 employees of RSUI, based in Atlanta and Sherman Oaks, California, are expected to continue with the newly formed
RSUI Group, Inc. James Dixon will continue to serve as the Chairman of RSUI,
E.G. Lassiter will continue as the President and Chief Executive Officer and
Dave Leonard will continue as Executive Vice President.
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     Alleghany is engaged through its subsidiaries, Alleghany Insurance Holdings
LLC, World Minerals Inc. and Heads & Threads International LLC, in the businesses of insurance, industrial minerals and industrial fasteners.
Alleghany Insurance Holdings LLC's subsidiaries include Capitol Transamerica Corporation which will be operated separately from the RSUI business.

     The statement concerning the expected time of the closing is a forward-looking statement. The actual timing may differ depending, among other things, on the timing of regulatory matters associated with the transaction.

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